                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

            Certification and Notice of Termination of Registration
                Under Section 12(g) of the Securities Exchange
               Act of 1934 or Suspension of Duty to File Reports
                      Under Sections 13 and 15(d) of the
                      Securities and Exchange Act of 1934

                        Commission File Number 0-26473

                           Efficient Networks, Inc.
                       --------------------------------
            (Exact name of registrant as specified in its charter)

                                4849 Alpha Road
                              Dallas, Texas 75244
                                (972) 852-1000
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   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

      Efficient Networks, Inc. - common stock, par value $0.001 per share
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            (Title of each class of securities covered by this Form)

                                     None
                                   ---------
(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)       [X]          Rule 12h-3(b)(1)(i)       [X]

Rule 12g-4(a)(1)(ii)      [_]          Rule 12h-3(b)(1)(ii)      [_]

Rule 12g-4(a)(2)(i)       [_]          Rule 12h-3(b)(2)(i)       [_]

Rule 12g-4(a)(2)(ii)      [_]          Rule 12h-3(b)(2)(ii)      [_]

                                       Rule 15d-6                [_]


Approximate number of holders of record as of the certification or notice date: One

     Pursuant to the requirements of the Securities Exchange Act of 1934, Efficient Networks, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated: April 3, 2001                By:  /s/ Bruce W. Brown
                                         ------------------------------
                                         Name: Bruce W. Brown
                                         Title: Chief Executive Officer